Lex-Win Concord LLC

Consolidated Financial Statements

For the Years Ended December 31, 2009,
December 31, 2008 and December 31, 2007

LEX-WIN CONCORD LLC

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets at December 31, 2009 and 2008	2

Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	3

Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2009, 2008 and 2007	4

Consolidated Statement of Changes in Members’ Capital for the Years Ended December 31, 2009, 2008 and 2007	5-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	7-8

Notes to Consolidated Financial Statements	9-38

Report of Independent Registered Public Accounting Firm

To the Members of Lex-Win Concord LLC:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in members' capital and cash flows present fairly, in all material respects, the financial position of Lex-Win Concord LLC and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for non-controlling interests and other-than-temporary impairment of available for sale securities in 2009.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the financial statements, the Company has suffered losses from operations and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 19, 2010

LEX-WIN CONCORD LLC

CONSOLIDATED BALANCE SHEETS

 (In thousands)

	December 31,	December 31,
	2009	2008
Assets:

Cash and cash equivalents	$747	$12,315
Restricted cash	25,369	2,819
Real estate debt investments, net of allowance for loss	447,270	863,144
Real estate debt investments held for sale, at fair value	66,311	-
Available for sale securities, net	83,977	118,491
Interest and other receivables	1,756	3,524
Deferred financing costs, net of accumulated amortization	5,306	6,619
Real estate properties held for sale	3,634	-
Other assets	138	210
Total assets	$634,508	$1,007,122

Liabilities and Members' Capital:
Liabilities:
Repurchase agreements	$135,064	$240,604
Revolving credit facility	58,850	80,000
Collateralized debt obligations	347,525	347,525
Collateral support obligation	9,757	-
Sub-participation obligation	4,500	-
Liabilities of discontinued operations	142	-
Other liabilities	14,056	33,230
Note payable to related parties	-	10,000
Total liabilities	569,894	711,359

Non-controlling redeemable preferred interest:
Non-controlling redeemable preferred interest	5,720	76,441
Total non-controlling redeemable preferred interest	5,720	76,441
Members' Capital:
Lex-Win Concord LLC members’ capital	113,928	248,262
Accumulated other comprehensive loss	(55,148)	(29,054)
Total Lex-Win Concord LLC members’ capital	58,780	219,208
Non-controlling equity interest	114	114
Total members' capital	58,894	219,322

Total liabilities and members' capital	$634,508	$1,007,122

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009, 2008 and 2007

 (In thousands)

			(Not Covered by Auditor's Report)
	2009	2008	2007
Income:
Interest income on real estate debt
investments and available for sale securities	$38,948	$71,307	$65,854
Total income	38,948	71,307	65,854

Expenses:
Interest	17,335	36,410	41,675
Provision for loss on real estate debt investments	80,620	31,053	-
Realized loss on sale of real estate debt investments	9,606	-	-
Impairment loss on real estate debt investments held for sale	101,027	-	-
Realized loss on sale of real estate debt investments held for sale	17,566	-	-
Other-than-temporary impairment losses on available-for-sale securities
Gross impairment losses	29,770	65,905	19,380
Less: Impairments recognized in other comprehensive losses	(13,468)	7,927	(8,352)
Net impairment losses recognized in earnings	16,302	73,832	11,028

Realized loss on sale of available for sale securities	5,074	-	-
Fees and expenses paid to related party	1,108	1,637	2,571
Collateral support expense	9,757	-	-
General and administrative	4,604	3,187	2,970
Total expenses	262,999	146,119	58,244

Other income (loss):
Interest income on bank deposits	7	426	2,599
Gain on extinguishment of debt	-	15,603	-
Total other income (loss)	7	16,029	2,599

Income (loss) from continuing operations	(224,044)	(58,783)	10,209

Discontinued operations:
Loss from discontinued operations	(959)	-	-
Total discontinued operations	(959)	-	-

Consolidated net income (loss)	(225,003)	(58,783)	10,209

(Income) loss attributable to the non-controlling redeemable preferred interest	68,709	(1,619)	-
Income attributable to the non-controlling interest	(12)	(12)	(13)

Net income (loss) attributable to Lex-Win Concord LLC	$(156,306)	$(60,414)	$10,196

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Year Ended December 31, 2009, 2008 and 2007

 (In thousands)

			(Not Covered by Auditor's Report)
	2009	2008	2007

Consolidated net income (loss)	$(225,003)	$(58,783)	$10,209

Other comprehensive loss:

Unrealized gain (loss) on cash flow hedges	10,668	(20,200)	(9,580)

Unrealized loss on available for sale securities	(29,770)	(65,905)	(19,380)

Reclassification of unrealized loss to impairment loss	16,302	73,832	11,028

Other comprehensive loss	(2,800)	(12,273)	(17,932)

Comprehensive loss	(227,803)	(71,056)	(7,723)

Comprehensive income attributable to non-controlling interest	(12)	(12)	(13)

Comprehensive (income) loss attributable to non-controlling redeemable preferred interest	68,709	(1,619)	-

Comprehensive loss attributable to Lex-Win Concord LLC	$(159,106)	$(72,687)	$(7,736)

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
For the Year Ended December 31, 2009, 2008 and 2007
(As of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

(In thousands)

	Winthrop	Lexington	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total

Balance at December 31, 2006	$92,682	$92,682	$1,151	$100	$186,615

Contributions from Members	76,071	76,071	-	-	152,142

Distributions to Members	(10,000)	(10,000)	-	-	(20,000)

Contributions from non-controlling interests				2	2

Net income allocated to non-controlling interests	-	-	-	13	13

Distributions to non- controlling interests	-	-	-	(13)	(13)

Unrealized loss on cash flow hedges	-	-	(9,580)	-	(9,580)

Unrealized loss on available for sale securities	-	-	(8,352)	-	(8,352)

Net income allocation	5,098	5,098	-	-	10,196

Balance at December 31, 2007	163,851	163,851	(16,781)	102	311,023

Contributions from Members	5,087	5,087	-	-	10,174

Distributions to Members	(14,600)	(14,600)	-	-	(29,200)

Net income allocated to non-controlling interests	-	-	-	12	12

Distributions to non- controlling interests	-	-	-	-	-

Unrealized loss on cash flow hedges	-	-	(20,200)	-	(20,200)

Unrealized loss on available for sale securities	-	-	7,927	-	7,927

Net loss allocation	(30,207)	(30,207)	-	-	(60,414)

Balance at December 31, 2008	124,131	124,131	(29,054)	114	219,322

(continued on next page)

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
For the Year Ended December 31, 2009, 2008 and 2007
(As of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

(In thousands, continued)

	Winthrop	Lexington	Accumulated Other Comprehensive Income (Loss)	Non- Controlling Interest	Total

Balance at December 31, 2008	124,131	124,131	(29,054)	114	219,322

Adjustment to opening balance for cumulative effect of adopting new accounting method	11,647	11,647	(23,294)	-	-

Net income allocated to non-controlling interests	-	-	-	12	12

Contributions from Members	118	118	-	-	236

Distributions to Members	(779)	(779)	-	-	(1,558)

Distributions to non- controlling interests	-	-	-	(12)	(12)

Unrealized gain on cash flow hedges	-	-	10,668	-	10,668

Unrealized loss on available for sale securities	-	-	(13,468)	-	(13,468)

Net loss allocation	(78,153)	(78,153)	-	-	(156,306)

Balance, December 31, 2009	$56,964	$56,964	$(55,148)	$114	$58,894

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009, 2008 and 2007

(In thousands, continued)

			(Not Covered by Auditor's Report)
	2009	2008	2007

Cash flows from operating activities:

Consolidated net income (loss)	$(225,003)	$(58,783)	$10,209
Adjustments to reconcile net income (loss) to cash provided by operating activities
Amortization and accretion of interest	(4,866)	(7,686)	(1,580)
Amortization of deferred financing costs	1,945	1,469	922
Impairment loss on available for sale securities	16,302	73,832	11,028
Provision for loss on real estate debt investments	80,620	31,053	-
Impairment loss on real estate debt investments held for sale	101,027	-	-
Realized loss on sale of real estate debt investments	9,606	-	-
Realized loss on sale of real estate debt investments held for sale	17,566	-	-
Realized loss on sale of available for sale securities	5,074	-	-
Gain on extinguishment of debt	-	(15,603)	-

Changes in operating assets and liabilities:
Interest and other receivables	1,842	1,579	(2,888)
Other assets	(36)	455	(697)
Other liabilities	(904)	442	1,258
Liabilities of discontinued operations	142	-	-
Collateral support obligation	9,757	-	-

Net cash provided by operating activities	13,072	26,758	18,252

Cash flows from investing activities:

Proceeds from sale of real estate debt investments	18,817	-	-
Proceeds from sale of real estate debt investments held for sale	86,481	-	-
Proceeds from sale of available for sale securities	3,670	-	-
Proceeds from sale of real estate properties held for sale - discontinued operations	6,721	-	-
Purchase of real estate debt investments	-	(14,534)	(715,660)
Funding of commitments on real estate debt investments	(1,714)	-	-
Real estate debt investments repaid	30,168	78,496	117,699
Available for sale securities purchased	(6,856)	-	(120,269)
Available for sale securities repaid	3,935	5,296	11,193
Change in restricted cash	(22,550)	2,770	90,541

Net cash provided by (used in) investing activities	118,672	72,028	(616,496)

(continued on next page)

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009, 2008 and 2007

(In thousands, continued)

			(Not Covered by Auditor's Report)
	2009	2008	2007
Cash flows from financing activities:

Proceeds from repurchase agreements and line of credit	-	-	563,224
Proceeds from related party notes payable	8,360	20,000	-
Repayment of related party notes payable	(18,360)	(10,000)	(134,793)
Repayments on repurchase agreements	(105,540)	(231,720)	-
Proceeds from revolving line of credit facility	-	80,000	-
Repayment of revolving credit facility	(21,150)	-	-
Payment to terminate derivative contract	(8,221)	-	-
Payment on collateralized debt obligation	-	(13,111)	-
Proceeds from sub-participation arrangement	4,500	-	-
Payment of deferred financing costs	(87)	(1,401)	(95)
Distributions to non-controlling redeemable preferred interest	(3,152)	-	-
Contributions from non-controlling interest	-	-	2
Distributions to non-controlling interests	(12)	(1,178)	(13)
Distribution to members	(1,240)	(29,200)	(20,000)
Contributions from non-controlling redeemable preferred interest	1,354	76,000	-
Contributions from members	236	10,174	152,142
Interest rate contract settlement	-	-	(389)
Net cash provided by (used in) financing activities	(143,312)	(100,436)	560,078

Net decrease in cash and cash equivalents	(11,568)	(1,650)	(38,166)
Cash and cash equivalents at beginning of year	12,315	13,965	52,131
Cash and cash equivalents at end of year	$747	$12,315	$13,965

Supplemental cash flow information:
Interest paid	$16,505	$33,798	$40,453
Collateral support arrangement	$-	$231	$-
Non-cash investing activity:
Investment in real estate debt investment by issuance of first mortgage seller financing on real estate property sold	$955	$-	$-
Non-cash financing activities:
Distribution of available for sale security to members	$318	$-	$-
Distribution of available for sale security to non-controlling redeemable preferred interest	$214	$-	$-
Accrued dividend payable to non-controlling interest	$12	$12	$-
Accrued dividend payable to non-controlling redeemable preferred interest	$5,720	$441	$-

The accompanying notes are an integral part of these consolidated financial statements.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 1 - Description of Business and Basis of Presentation

Lex-Win Concord LLC (the “Company” and “Lex-Win”) was created on August 2, 2008.  Prior to the Company’s formation, its subsidiary Concord Debt Holdings LLC (“Concord”), a Delaware limited liability company, was formed on March 31, 2006 to acquire real estate whole loans and subordinate real estate debt investments such as B-notes, mezzanine loans and preferred equity, and commercial real estate securities including commercial mortgage backed securities, collateralized debt obligations and real estate mortgage investment conduits.  Concord upon its formation was owned 50% each by Winthrop Realty Trust ("Winthrop") and Lexington Realty Trust ("Lexington"), collectively the Members. In connection with the formation of Concord, Lexington contributed existing real estate debt investments and other assets totaling $54,279,000 and repurchase agreements and other liabilities of $32,251,000, which had been acquired in anticipation of the formation of the venture. Concurrently with the formation of Concord, Winthrop contributed $10,864,000 in exchange for 50% of the net equity of Concord.

Concord Debt Funding Trust is a majority owned subsidiary of the Company through its investment in Concord and was formed November 3, 2006.  Concord Debt Funding Trust issued 100,000 common shares and 102 shares of 12% cumulative redeemable preferred shares and Concord owns 100% of the common shares while the preferred shares are owned by individuals associated with Winthrop and Lexington.

In connection with the formation of the Company, both Winthrop and Lexington contributed their 50% interests in Concord and WRP Management LLC (“WRP Management”), the entity that provides management services to Concord Real Estate CDO 2006-1, Ltd (“CDO-1”and “the Issuer”), a wholly-owned subsidiary of Concord. WRP Management contracted with WRP Sub-Management LLC (“WRP Sub Management”) to act as Administrative Manager to the Company. The Second Amended and Restated Limited Liability Company Joint Venture Agreement (the “Joint Venture Agreement”) of Concord was amended and restated reflect this change in legal structure and to admit Inland America Concord Sub LLC (“Inland”) with a redeemable preferred membership interest in Concord.  Inland committed to invest up to $100,000,000 in Concord over a 12-18 month investment period subject to certain conditions. The Company will hold 100% of the common membership interests in Concord and will serve as its managing member.

The Company has determined that, at the time of its formation and transfer of interests from Winthrop and Lexington to the Company, both Concord and the Company were under the common control of Winthrop and Lexington.  Accordingly, the Company has accounted for the formation of the Company and the related transfer of membership interests under the Financial Accounting Standards Board (“FASB”) guidance for business combinations of entities under common control.  The entity receiving equity interests initially recognizes the assets and liabilities at their carrying amounts at the date of transfer and report results of operations as though the transfer occurred at the beginning of the period.  FASB disclosure rules require that financial statements for prior years be restated to present comparative information.  Accordingly, the results of operations presented herein comprise those of Concord and the Company for the years ended December 31, 2009, 2008 and 2007.

In connection with its investment in Concord, Inland is entitled to receive a priority return of 10% on its contributed and unreturned capital. With respect to cash flow, after Inland receives a 10% priority return and the Company receives a return of 10% on its unreturned capital, the Company is entitled to a promoted interest equal to 30% of amounts otherwise distributable to Inland. With respect to capital proceeds (principal repayments on loan assets and loan securities), after Inland receives a 10% priority return on unreturned capital, the Company is entitled to either (x) the next $125,000,000 of distributions or (y) if Inland is no longer obligated to make capital contributions an amount which would reduce the Company’s unreturned capital to the greater of (i) $100,000,000 and (ii) 200% of Inland’s unreturned capital contributions.  Further, after all capital is returned to both Inland and the Company; the Company is entitled to a promoted interest equal to 30% of amounts otherwise distributable to Inland.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 1 - Description of Business and Basis of Presentation (continued)

For serving as the managing member of Concord, the Company is entitled to receive a fee equal to 1% of the total unreturned capital contributions of Inland and the Company as well as 27.5 basis points of the purchase price or loan amount of all loans acquired or originated by Concord.  These fees are offset by any fees payable directly from CDO-1 to WRP Management.  In turn, the Company and WRP Management will continue to retain WRP Sub-Management to perform management services.  WRP Sub-Management will be entitled to a management fee in an amount equal to 5 basis points of the total assets of the Company based on the weighted average of such assets during each calendar quarter, (ii) reimbursement for payments made to loan originators which amounts are approved in connection with the annual budget each year, and (iii) a reimbursement of all direct expenses of employees, other than loan originators dedicated solely to the business of Concord.

Note 2 - Inland Litigation and Pending Settlement

On May 22, 2009, a wholly-owned subsidiary of Inland filed a legal action against the Company and Concord generally seeking declaratory relief that Inland should not be required to satisfy the May 11, 2009 capital call made by Concord in the amount of $24,000,000 and that Inland is entitled to a priority return of its capital. The Company filed counterclaims against Inland which state, in general, that Inland is in material breach of the their agreements with the Company and seeking to recover all losses incurred by it as a result of such breach.

On December 21, 2009, the applicable parties and certain of their affiliates entered into a settlement agreement to resolve the action which would provide for, among other things, no obligation on any of the parties to make additional capital contributions to Concord, the allocation of distributions equally among Inland, Lexington, and Winthrop and the formation of a new entity to be owned by subsidiaries of Inland, Lexington and Winthrop which, under certain circumstances, would contribute assets to CDO-1.  The implementation of the settlement agreement is conditioned on certain events including the ability of certain CDO-1 bonds held by Concord Debt Funding Trust to be cancelled. See Note 13.

If the Concord Debt Funding Trust is unable to cancel the CDO-1 bonds, CDO-1 will likely fail its financial covenants, the Company will be in default of the CDO indenture and any excess cash flow of CDO-1 that previously went to the Company will be directed to accelerate the repayment of the senior debt tranches of the CDO-1 bonds.

Note 3 – Going Concern Considerations

The conditions that exist as of December 31, 2009, as described below are indicative of the entity’s potential inability to continue as a going concern. The financial information included in this report does not include any adjustments that might result from the outcome of this uncertainty.

The real estate markets have been significantly impacted by the continued deterioration of the global credit markets and other macro economic factors. As a result of these and other factors including increased margin calls on Concord’s repurchase agreements, the Company has experienced further declines in values during the year ended December 31, 2009 to its real estate debt investments and available for sale securities. This has generated significant impairment charges and difficulty in executing sales of select investments pursuant to certain repurchase agreements. The initial strategy to issue CDOs and the availability of new financing has effectively been eliminated, making the execution of the Company’s initial strategy unachievable.

Accordingly, the Company is unable to satisfy certain of its financial covenants under its loan documents for which it has not yet received waivers and is in technical default under these loans.  In addition the Company has near-term repayment obligations under its repurchase agreements. The Company is working with the lenders, but there can be no assurance that the lenders will grant long-term forbearance and could exercise their remedies at any time.

In addition, a continued decline in the operating performance of the underlying collateral of certain of the Company’s available for sale securities and real estate loans may result in borrowers’ inability to meet its debt service coverage, which could result in additional impairments of loan assets.  Such defaults could significantly reduce the cash flow available to the Company for its obligations and also necessitate additional asset sales at disadvantageous terms.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 3 – Going Concern Considerations (Continued)

In response to the declining real estate and capital markets the Company may be unable to consummate certain activities that would improve the Company’s financial flexibility such as the sale of encumbered assets for fair value. Uncertainties also exist around the ability for the Company to obtain capital from Inland based on the recent litigation and the pending settlement agreement described above.

In addition to the Company’s plans as discussed in Note 2, management is continuing to pursue the sales of certain non-CDO assets and the repayment and / or restructuring of its repurchase agreements and revolving line of credit.

Note 4 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its subsidiaries, which are either majority owned or controlled by the Company.  The Company identifies entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE") and determines when and which business enterprise, if any, should consolidate the VIE.  In addition, the Company discloses information pertaining to such entities wherein the Company is the primary beneficiary or other entities wherein the Company has a significant variable interest. All significant intercompany transactions and balances have been eliminated.

Out of Period Adjustment

During 2009, the Company determined that there was an error in the recognition of fees paid to the party which originated certain loans purchased by the Company which is recorded as a reduction of interest income. The Company determined that interest income was overstated by approximately $594,000 and $12,000 for the years ended December 31, 2008 and 2007, respectively. The Company has recorded an adjustment to correct this error in 2009 and determined that adjustment does not materially affect the financial statements for any of the years presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Significant estimates in the consolidated financial statements include the valuation of the Company's real estate debt investments and available for sale securities and estimates pertaining to credit.  Actual results could differ materially from those estimates.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.  The Company places its cash and cash equivalents in major financial institutions.

Concentration of Credit Risk

The Company maintains cash deposits and restricted cash deposits with major financial institutions, which from time to time may exceed federally insured limits. The Company believes it mitigates its risk of loss by maintaining its cash deposits with major financial institutions.  To date, the Company has not experienced any losses of its cash deposits. Real estate debt investments and available for sale securities can potentially subject the Company to concentrations of credit risk. Management of the Company performs ongoing credit evaluations of borrowers and valuations of the real property and interests that collateralize the Company's investments.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 4 - Summary of Significant Accounting Policies (Continued)

Within its real estate debt investment portfolio, the Company holds 11 impaired loans with related loan loss allowances, six of which are non-performing loans that subject the Company to a concentration of credit risk. See Note 7.

Restricted Cash

The Company had restricted cash of $25,369,000 and $2,819,000 at December 31, 2009 and 2008, respectively.  Restricted cash at December 31, 2009 includes $20,726,000 in proceeds from the repayment of principal of real estate debt investments that the Company is required to reinvest under the terms of its CDO indenture. The remaining balance of $4,643,000 at December 31, 2009 represents funding of future lending commitments for certain real estate debt investments as well as amounts held in escrow accounts as collateral.

Real Estate Debt Investments

The majority of real estate debt investments are considered to be held for investment.  Such investments are recorded at cost.  Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method.  The amortization is reflected as an adjustment to interest income.  Other costs incurred in connection with acquiring loans, such as marketing and administrative costs, are charged to expense as incurred.

Real Estate Debt Investment Impairment

The Company considers a real estate debt investment (“loan”) impaired when, based upon current information and events, it is probable that it will be unable to collect all amounts due for both principal and interest according to the contractual terms of the loan agreement. The Company believes its loans are collateral dependent and, accordingly, it generally utilizes the fair value of the loan collateral when assessing its loans for impairment.  If the fair value of the collateral is equal to or greater than the recorded investment in the loan, no impairment is recognized. Specific valuation allowances are established for impaired loans based on the fair value of collateral on an individual loan basis.  The fair value of the collateral is determined by selecting the most appropriate valuation methodology.  These methodologies include the evaluation of operating cash flow from the collateral during the projected holding period, and the estimated sales value of the collateral computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, discounted at market discount rates.  If upon completion of the valuation, the fair value of the underlying real estate collateralizing the impaired loan is less than the net carrying value of the loan, a specific loan allowance is created with a corresponding charge to the provision for loan losses.  The allowance for each loan is maintained at a level deemed adequate by management to absorb potential losses.

In addition, a  formula specific loss allowance may be established to cover performing loans when (i) available information indicates that it is probable a loss has occurred in the portfolio and (ii) the amount of the loss can be reasonably estimated in accordance with FASB guidance on loss contingencies.  Required loss allowance balances for the performing loan portfolio are derived from probabilities of default and loss severity estimates assigned to each loan as part of the Company’s quarterly internal risk rating assessment.  Probabilities of principal loss and severity factors are based on industry and/or internal experience and may be adjusted for significant factors that, based on management’s judgment, impact the collectability of the loans.

Income Recognition for Impaired Real Estate Debt Investments

The Company recognizes interest income on impaired, non-performing real estate debt investments using the cash-basis method.

Real Estate Debt Investments Held for Sale

The Company reports real estate debt investments held for sale at the lower of cost or fair value.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 4 - Summary of Significant Accounting Policies (Continued)

Available for Sale Securities

The Company evaluates its portfolio of available for sale securities for other-than-temporary impairment by conducting and documenting periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. Any credit-related impairment on debt securities the Company does not plan to sell and is not more-likely-than-not to be required to sell is recognized in the Consolidated Statement of Operations, with the non-credit-related impairment recognized in other comprehensive loss. For other impaired debt securities, the entire impairment is recognized in the Consolidated Statement of Operations.

The Company recognizes interest income on its portfolio of available for sale securities by estimating the excess of all cash flows attributable to the security estimated at the measurement date over the Company's initial investment in the security using the effective yield method.  Discounts attributable to previously recognized other-than-temporary impairment charges are recognized in interest income on the effective interest method based upon the excess of all estimated prospective cash flows over the investment balance in the loan security at the measurement date. The Company will accrete certain impairment discounts over the remaining life of the securities using the effective interest method.

During the years ended December 31, 2009 and 2008, the Company recognized in interest income accretion of previous other-than-temporary impairment discounts totaling $1,071,000 and $1,215,000 respectively. There was no interest income accretion for the year ended December 31, 2007.

Deferred Financing Costs

Fees and costs incurred to obtain long-term financing have been deferred and are being amortized over the terms of the related financing, on a basis which approximates the effective interest method.

Real Estate Properties Held For Sale – Discontinued Operations

Real estate properties held for sale are comprised of real property collateralizing certain loans that was acquired by foreclosure. Real estate that is acquired by foreclosure and held for sale is recorded at the lower of its carrying amount or fair value less cost to sell and is not depreciated.

Impairment charges, when applicable, are recorded as a valuation allowance with a loss from foreclosed assets held for sale recognized in the income statement. Any expenditure that significantly improves the estimated fair value of the assets may be capitalized.

Non-Controlling Interests

Effective January 1, 2009, the Company adopted new FASB provisions on non-controlling interests (previously known as “minority interests”). The adoption of this new accounting standard resulted in (i) the reclassification of minority interests in consolidated subsidiaries to non-controlling interests in consolidated subsidiaries, a component of permanent equity on the Company’s consolidated balance sheets, (ii) the reclassification of minority interest expense to net income attributable to non-controlling interests on the Company’s consolidated statements of operations and comprehensive income, and (iii) additional disclosures, including consolidated statements of changes in members' capital. The implementation of this standard had no effect on the Company’s results of operations. However on the Consolidated Balance Sheets as a result of the adoption, the Company reclassified certain non-controlling interests to permanent equity from the mezzanine section which totaled approximately $114,000 as of  December 31, 2009 and 2008, respectively. The remaining non-controlling interests related to redeemable preferred interests which continue to be classified in the mezzanine section were $5,720,000 and $76,441,000 as of December 31, 2009 and 2008, respectively.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 4 - Summary of Significant Accounting Policies (Continued)

Allocations of members’ capital and the non-controlling redeemable preferred interest are determined in accordance with the governing documents of Concord. At each reporting period, Concord performs a hypothetical liquidation of the members’ capital and non-controlling redeemable preferred interests as a basis for these allocations. As a result of this analysis, the Company was allocated net losses from operations for the year ended December 31, 2009 of $156,306,000 and net losses of $68,709,000 were allocated to the non-controlling redeemable preferred interest. The unpaid accrued preferred return was $5,720,000 and $441,000 at December 31, 2009 and 2008, respectively.

As of December 31, 2009, Concord did not distribute $5,720,000 of the total $8,427,000 to satisfy the 10% preferred return on Inland's invested capital and was not in compliance with the Total Debt Limit as defined in Concord's operating agreement.  As a result, Concord is required to accrue and distribute to Inland its priority return at a rate of 13% per annum until such time as Concord is able to comply with these covenants.

Members’ Capital

Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the Joint Venture Agreement.

Other Comprehensive Income (Loss)

Comprehensive income (loss)  is comprised of net income, as presented in the consolidated statements of operations, adjusted for changes in unrealized gains or losses on debt securities available for sale and changes in the fair value of derivative financial instruments accounted for as cash flow hedges.

Income Taxes

Concord Debt Funding Trust is organized and conducts its operations to qualify as a real estate investment trust and to comply with the provisions of the Internal Revenue Code with respect thereto.  A real estate investment trust is generally not subject to federal income tax on the portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and certain other requirements are met.

Income taxes are not considered in the accompanying consolidated financial statements since the Company is not a taxable entity.  Taxes on income, as applicable, are the responsibility of the individual Members; accordingly, no provision for federal or state income taxes has been recorded.

The Company reviews its tax positions under accounting guidance which requires that a tax position may only be recognized in the financial statements if it is more likely than not that the tax position will prevail if challenged by tax authorities. The Company believes it is more likely than not that our tax positions will be sustained in any tax examination. We have no income tax expense, deferred tax assets or deferred tax liabilities associated with any such uncertain tax positions for the operations of any entity included in the consolidated results of operations.

Derivatives and Hedging Activities

The Company measures its designated and qualifying derivative instruments at fair value and records them in the Consolidated Balance Sheets as an asset or liability, depending on the Company’s rights or obligations under the applicable derivative contract. Fair value adjustments will be recorded in accumulated other comprehensive income or earnings in the current period based on whether the derivative financial instrument is designated and qualifies as a hedging instrument. The effective portions of changes in fair value of designated and qualifying instruments are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 4 - Summary of Significant Accounting Policies (Continued)

The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates.  The Company has not entered, and does not plan to enter, into financial instruments for trading or speculative purposes.  Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions.  The principal financial instruments used by the Company are interest rate swaps.

Recently Issued Accounting Standards

In June 2009 the FASB issued an amendment to the accounting and disclosure requirements for the consolidation of VIEs. This amendment requires an enterprise to perform a qualitative analysis when determining whether or not it must consolidate a VIE and requires a continuous reassessment of whether it must consolidate a VIE. Additionally, the amendment requires enhanced disclosures about an enterprise’s involvement with VIEs and any significant change in risk exposure due to that involvement, as well as how its involvement with VIEs impacts the enterprise’s financial statements. Finally, an enterprise will be required to disclose significant judgments and assumptions used to determine whether or not to consolidate a VIE. This amendment will be effective for the Company beginning in fiscal 2010. The Company has evaluated this amendment and does not anticipate its adoption will have a material impact on its consolidated financial statements.

In June 2009 the FASB issued an amendment to the accounting and disclosure requirements for transfers of financial assets. This amendment requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with the assets.  In addition, this amendment changes the criteria for the transfer of a financial asset and eliminates the concept of a qualifying special-purpose entity. This amendment will be effective for the Company beginning in fiscal 2010. The Company has evaluated this amendment and does not anticipate its adoption will have a material impact on its consolidated financial statements.

Note 5- Changes in Accounting Principles

Other-than-temporary impairments

On April 1, 2009, the Company adopted newly issued accounting guidance that amended the existing accounting model for evaluating whether declines in the fair value of debt securities are other-than-temporary in nature.  Previously, declines in the fair value of a debt security were generally considered to be other-than-temporary in nature unless the investor could positively assert that it had the intent and ability to hold the security long enough to recover its amortized cost basis.  The newly issued guidance requires that an investor recognize other-than-temporary impairment for (a) those securities that the investor has the present intent to sell or (b) those securities that it will more likely than not be required to sell before the anticipated recovery.  For those securities that the Company does not have the present intent to sell or for which it is not more likely than not it will be required to sell, the Company must recognize only credit losses in earnings.  Non-credit losses are recognized as a charge to other comprehensive income.

For other-than-temporary impairment charges recognized in prior periods, the newly issued accounting guidance required the Company to assess whether (a) it had the intent to sell, (b) more likely than not would have been required to sell the related securities and (c) for those not meeting these criteria (a) and (b), determine the decline in fair value attributable to non-credit factors and recognize the cumulative of initially applying the newly issued guidance as an adjustment to the opening balance of members' capital with a corresponding adjustment to accumulated other comprehensive income.

The cumulative effect of the Company's adoption of the newly issued accounting guidance resulted in an increase to members' capital of $23,294,000 and a corresponding decrease to other comprehensive income totaling $23,294,000.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 5- Changes in Accounting Principles (Continued)

Non-controlling interests

The consolidated financial statements reflect certain retrospective revisions of prior period amounts, resulting from the adoption and retrospective application of newly adopted accounting guidance on related to non-controlling interests. The revisions had no impact on previously reported net income.

Effective January 1, 2009, the Company adopted accounting guidance which establishes and expands accounting and reporting standards for entities that have outstanding minority interests which are re-characterized as non-controlling interests in a subsidiary. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. It also requires disclosure on the face of the consolidated statements of operations and comprehensive income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest.  Previously, net income attributable to the non-controlling interest generally was reported as an expense in arriving at consolidated net income.  This adoption resulted in (i) the reclassification of minority interests in consolidated subsidiaries to non-controlling interests in consolidated subsidiaries, a component of permanent equity on the Company’s consolidated balance sheets, (ii) the reclassification of minority interest expense to net income attributable to non-controlling interests on the Company’s consolidated statements of operations and comprehensive income, and (iii) additional disclosure relating to non-controlling interests.

Note 6 - Fair Value Measurement

On January 1, 2008, the Company adopted new guidance for fair value measurements and the fair value option for financial assets and liabilities. This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The guidance applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements. Accordingly, the standard does not require any new fair value measurements of reported balances. Cash equivalents, available for sale securities, derivative financial instruments, impaired real estate debt investments and real estate debt investments held for sale are reported at fair value.

The accounting standards emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the standards establish a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability other than quoted prices, such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 6 - Fair Value Measurement (Continued)

Level 1 securities include highly liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows, which would generally be classified within Level 2 of the valuation hierarchy.  Examples of such instruments include certain derivative financial instruments. In cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include, for example, residual interests in securitizations and other less liquid securities.

In October 2008 the Company adopted amendments to the guidance for fair value measurements which provide clarification that determination of fair value in an inactive market depends on facts and circumstances and may require the use of significant judgment to determine whether certain individual transactions are forced liquidations or distressed sales. In cases where the volume and level of trading activity for an asset has declined substantially, the available prices vary significantly over time or among market participants, or the prices are not current, observable inputs might not be relevant and could require material adjustment. In addition, the amended guidance also clarifies that broker or pricing service quotes may be appropriate inputs when measuring fair value, but are not necessarily determinative if an active market does not exist for the financial asset. Regardless of the valuation techniques used, the accounting rules require that an entity include appropriate risk adjustments that market participants would make for nonperformance and liquidity risks. The Company has always considered nonperformance and liquidity risks in its analysis of loans and collateral underlying its securities and the adoption of this new guidance did not have a material impact on its consolidated financial statements.

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Recurring Measurements

Cash, Cash Equivalents and Restricted Cash

The Company’s cash, cash equivalents and restricted cash are generally classified within Level 1 or Level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.  The types of instruments valued based on quoted market prices in active markets include most U.S. government securities and most money market securities.  Such instruments are generally classified within Level 1 of the fair value hierarchy.

Available for Sale Securities

Broker quotations within Level 1 or Level 2 of the hierarchy are obtained if available and practicable.  Management typically obtains counterparty quotations for certain of its securities that are pledged under certain repurchase agreements.  Such counterparty quotations are predominantly based on the use of unobservable inputs that are considered Level 3 inputs.  In addition, the Company uses a third-party pricing model to establish values for the securities in its portfolio.  Management also performs further analysis of the performance of the loans and collateral underlying the securities, the estimated value of the collateral supporting such loans and a consideration of local, industry, and broader economic trends and factors.  Significant judgment is utilized in the ultimate determination of fair value.  This valuation methodology has been characterized as Level 3 in the fair value hierarchy as defined by FASB guidance for fair value measurements.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)
Note 6 - Fair Value Measurement (Continued)

Derivative Financial Instruments

The Company has determined that the inputs used to value its derivatives fall primarily within Level 2 of the fair value hierarchy. Currently, the Company uses interest rate swaps to manage its interest rate risk.  The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative.  This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, and implied volatilities.  The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments  (or receipts).  The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.  In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Impaired Real Estate Debt Investments

All of the Company’s loans identified as being impaired are collateral dependent loans and are evaluated for impairment by comparing the fair value of the underlying collateral to the carrying value of each loan.  Due to the unique nature of the individual property collateralizing the Company’s loans, the Company uses the income or market approach, as deemed appropriate, through internally developed valuation models to estimate the fair value of the collateral.  This approach requires the Company to make significant judgments in respect to discount rates and the timing and amounts of estimated future cash flows that are considered Level 3 inputs.

Real Estate Debt Investments Held For Sale

At December 31, 2009, the Company had identified four loans meeting the criteria for held-for-sale treatment.  These loans are carried at their fair value of $66,311,000, which represents a decline of $64,143,000 from the Company’s cost basis of $130,454,000.  This decline in fair value has been charged to impairment loss on real estate debt investments in the Company’s consolidated statements of operations.

The Company has estimated the fair value of these investments using current market spreads which are reflective of exit prices using market participant assumptions. These assets fall within Level 3 of the fair value hierarchy.

The tables below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008 aggregated by the level in the fair value hierarchy within which those measurements fall.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 6 - Fair Value Measurement (Continued)

(in thousands)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Assets
Cash and cash equivalents	$747	$-	$-	$747
Restricted cash	25,369	-	-	25,369
Impaired real estate debt investments	-	-	15,473	15,473
Real estate debt investments held for sale	-	-	66,311	66,311
Available for sale securities	-	-	83,977	83,977

Liabilities
Derivative financial instruments	$-	$12,274	$-	$12,274

(in thousands)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Assets
Cash and cash equivalents	$12,315	$-	$-	$12,315
Restricted cash	2,819	-	-	2,819
Impaired real estate debt investments	-	-	65,638	65,638
Available for sale securities	-	-	118,491	118,491

Liabilities
Derivative financial instruments	$-	$31,232	$-	$31,232

Changes in Level Three Fair Value Measurements

The tables below includes a roll forward of the balance sheet amounts from January 1, 2009 to December 31, 2009, and January 1, 2008 to December 31, 2008,  including the change in fair value, for financial instruments classified by the Company within level 3 of the valuation hierarchy.  When a determination is made to classify a financial instrument within level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Year Ended December 31, 2009	Available For Sale Securities	Impaired Real Estate Debt Investments	Real Estate Debt Investments Held for Sale
(in thousands)

Fair value, January 1, 2009	$118,491	$65,638	$-
Transfers in/and or out of level 3	-	11,731	276,243
Included in statement of operations:
Accretion income on realized losses	1,071	-	-
Impairment losses on real estate debt investments held for sale	-	-	(101,027)
Net impairment losses recognized in earnings	(16,302)	-	-
Provision for loan loss contingencies	-	(52,141)	-
Amortization of discount	538	170	-
Unrealized impairment losses	(13,468)	-	-
Purchases, issuances and settlements, net	11	75	(4,857)
Sale of investments	(6,364)	(10,000)	(104,048)
Fair value, December 31, 2009	$83,977	$15,473	$66,311

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 6 - Fair Value Measurement (Continued)

Year Ended December 31, 2008	Available For Sale Securities	Impaired Real Estate Debt Investments
(in thousands)

Fair value, January 1, 2008	$188,073	$89,884
Included in statement of operations:
Total unrealized reversal in other comprehensive income	7,927	-
Accretion income on realized losses	1,367	-
Net impairment losses recognized in earnings	(73,832)	-
Provision for loan loss contingencies	-	(26,021)
Amortization of discount	253	242
Purchases, issuances and settlements, net	(5,297)	1,533
Fair value, December 31, 2008	$118,491	$65,638

Note 7 – Real Estate Debt Investments

Real estate debt investments, consisting of whole loans, B-note participation interests, and mezzanine loans, are intended to be held for investment and, accordingly, are carried at the Company’s investment cost basis, net of unamortized loan purchase discounts and allowances for loan losses when such investments are deemed to be impaired.  Whole loans are loans to borrowers who are typically seeking capital for use in property acquisition and are predominantly collateralized by first mortgage liens on real property.  B-Notes are junior positions of whole loans.  Mezzanine loans are loans that are subordinate to a conventional first mortgage loan, including B Notes and senior to the borrower's equity in a transaction.  These loans may be in the form of a junior participating interest in the senior debt.  Mezzanine financing may take the form of loans collateralized by pledges of ownership interests in entities that directly or indirectly control the real property or subordinated loans collateralized by second mortgage liens on the property.

The following table is a summary of the Company’s real estate debt investments at December 31, 2009 and 2008   (in thousands):

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 7 – Real Estate Debt Investments (Continued)

	Real Estate Debt Investments, Net of Allowance December 31, 2009	Loan Count	Real Estate Debt Investments, Net of Allowance December 31, 2008	Loan Count

Whole loans	$50,836	4	$199,339	9
B-notes	184,550	13	300,710	18
Mezzanine loans	303,979	23	405,454	31
Loan loss allowance	(86,035)	-	(31,053)	-
Discounts on loans	(6,060)	-	(11,306)	-
Total loans	$447,270	40	$863,144	58

The Company has $70,937,000 and $91,659,000 of impaired principal real estate debt investments with loan loss allowances of $55,464,000 and $26,021,000 at December 31, 2009 and 2008, respectively.  The Company recorded a provision for loss allowance in real estate debt investments of $80,620,000 and $31,053,000 for the years ended December 31, 2009 and 2008, respectively. No provision for losses was recognized for the year ended December 31, 2007.

The fair value of the Company’s real estate debt investments was $244,313,000 and 731,577,000 at December 31, 2009 and 2008, respectively.

The following table sets forth the maturity dates for the Company’s real estate debt investments at December 31, 2009 (in thousands):

Year of Maturity (1)	Number of Loan Assets Maturing	Principal Balance (2)	Loan Loss Allowance	Carrying Value (3)	% of Total

2010	22	$347,540	$(23,089)	$324,451	72.54%
2011	1	6,300	-	6,300	1.41%
2012	4	59,530	(7,575)	51,955	11.62%
2013	1	4,512	(903)	3,609	0.81%
2014 and thereafter	12	115,423	(23,897)	91,526	20.46%
Total before formula specific loss allowance	40	533,305	(55,464)	477,841	106.84%
Formula specific loss allowance	-	-	(30,571)	(30,571)	-6.84%
Total real estate debt investments	40	$533,305	$(86,035)	$447,270	100.00%

(1)
Weighted-average maturity is 2.16 years.  The calculation of weighted-average maturity is based upon the remaining initial term and does not take into account any maturity extension period or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.  The weighted average maturity with the exercise of any extension options is 2.97 years.  Most of the loans maturing in the next twelve months have extension options which the Company anticipates will be exercised.

(2)	Principal balance is shown net of discounts of $6,060,000 at December 31, 2009.
(3)
Of the 40 real estate debt investments there are six loans that are not performing and their carrying value has been written down to zero. Therefore, the remaining 34 loans included in the carrying value at December 31, 2009 above are performing loans.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 7 – Real Estate Debt Investments (Continued)

The following table sets forth the activity in the loan allowance for credit losses account balance as of December 31, 2009 and 2008 (in thousands):

	2009	2008
Balance at beginning of year	$(26,021)	$-
Charge-offs (1)	17,900	-
Recoveries	-	-
Valuation allowance	(51,343)	(26,021)
Transfers (2)	4,000	-
Balance at end of year	$(55,464)	$(26,021)

(1)	The charge-offs of $17,900,000 for the year ended December 31, 2009 represent allowances for which the Company foreclosed on and the collateral of which was sold or obtained through foreclosure sale.
(2)	Transfers represent loan allowances on real estate debt investments that were transferred to real estate loan assets held for sale.

Credit Risk Concentrations

Concentration of credit risk arises when a number of borrowers, tenants or issuers related to the Company’s investments are engaged in similar business activities or located in the same geographic location and are similarly affected by changes in economic conditions. The Company monitors its portfolio to identify potential concentrations of credit risk.  The Company’s real estate debt investments contain concentrations in the following asset types, categorized by industry as a percentage of the unpaid principal balance of real estate debt investments before discounts and loan loss allowance, as of December 31, 2009:

Asset Type

Office	32.01%
Hospitality	47.27%
Mixed Use	6.90%
Industrial	4.65%
Multifamily	9.17%
Total	100.00%

As of December 31, 2009 and 2008, no loan exceeded 10% of the Company’s assets and for the years ended of December 31, 2009 and 2008 no single loan generated more than 10% of the Company's revenue.

Note 8 – Real Estate Debt Investments Held For Sale

Due to the disruption in the capital and credit markets, the continued decline in the fair value of the Company’s assets, and the covenant failures on its debt facilities, the Company was required to identify certain assets to be sold in order to reduce its outstanding balances on its debt.

During 2009 the Company sold six loans that were designated as real estate debt investments held for sale which resulted in losses of $17,566,000.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 8 – Real Estate Debt Investments Held For Sale (Continued)

The Company was not able to completely satisfy its repayment obligation on the Column facility of $60,000,000 by December 31, 2009 and has identified four real estate debt investments to be sold, the proceeds from which will be used to repay the remaining required reductions on the Column facility in accordance with the contractual terms of the modification. The Company has reported these loans as held for sale at the lower of cost or fair value at $66,311,000 on December 31, 2009 which includes fair value adjustments of $64,143,000.

Subsequent to year end, two real estate debt investments held for sale were sold with a carrying value of $56,311,000. The Company recognized a loss of $545,000 and used the proceeds to repay Column and satisfy the remaining accelerated repayment schedule required by the modification.

Note 9 - Available for Sale Securities

The Company has a portfolio of loan securities (also referred to as available for sale securities) which includes investments in CDO securities, pooled collateralized mortgage backed securities (“CMBS”), and rake bonds.  These bonds are accounted for as available for sale securities and, accordingly, are marked to fair value on a quarterly basis based upon management’s assessment of fair value.  The Company's portfolio of available for sale securities was comprised of purchased beneficial interests in 36 CMBS consisting of both Pool and Rake bonds and three CDOs at December 31, 2009.

In April 2009 the Company adopted new accounting guidance on investments in debt and equity securities related to determining whether an impairment for investments in debt securities is other-than-temporary. As a result of the adoption, the Company recognized a cumulative-effect adjustment to retained earnings of $23,294,000 as of April 1, 2009, with a corresponding adjustment to accumulated other comprehensive loss.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 9 - Available for Sale Securities (Continued)

The amortized cost and fair value of securities available-for-sale at December 31, 2009 and 2008 were as follows (in thousands):

December 31, 2009	Amortized Cost (1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

CMBS
Rake Bonds	$60,668	$-	$(13,804)	$46,864
Pool Bonds	59,521	2,176	(25,044)	36,653
Total CMBS	120,189	2,176	(38,848)	83,517

CDO	460	-	-	460
Total available for sale securities	$120,649	$2,176	$(38,848)	$83,977

December 31, 2008	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

CMBS
Rake Bonds	$62,096	$526	$(275)	$62,347
Pool Bonds	50,950	40	(200)	50,790
Total CMBS	113,046	566	(475)	113,137

CDO	5,354	-	-	5,354
Total available for sale securities	$118,400	$566	$(475)	$118,491

(1) Amortized cost basis includes adjustments made to the cost of an investment for accretion, amortization, collection of cash, and previous other-than-temporary impairments recognized in earnings.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 9 - Available for Sale Securities (Continued)

The table below shows the fair value of investments in available for sale securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer (in thousands).

	Less than 12 months		12 months or longer		Total
December 31, 2009	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

CMBS
Rake Bonds	$52	$(986)	$45,231	$(12,819)	$45,283	$(13,805)
Pool Bonds	4,513	(3,126)	20,183	(21,918)	24,696	(25,044)
Total CMBS	4,565	(4,112)	65,414	(34,737)	69,979	(38,849)

CDO	-	-	-	-	-	-
Total available for sale securities	$4,565	$(4,112)	$65,414	$(34,737)	$69,979	$(38,849)

	Less than 12 months		12 months or longer		Total
December 31, 2008	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses

CMBS
Rake Bonds	$22,876	$(275)	$-	$-	$22,876	$(275)
Pool Bonds	14,042	(200)	-		14,042	(200)
Total CMBS	36,918	(475)	-	-	36,918	(475)

CDO	-	-	-	-	-	-
Total available for sale securities	$36,918	$(475)	$-	$-	$36,918	$(475)

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 9 - Available for Sale Securities (Continued)

The following table presents the amortized cost and fair value of debt securities available for sale by contractual maturity dates as of December 31, 2009 and December 31, 2008 (in thousands).

	December 31, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

CMBS - Rake Bonds
Due within 1 year	$36,506	$28,107	$29,239	$29,304
After 1 but within 5 years	13,089	9,750	22,775	22,791
After 5 but within 10 years	11,072	9,007	10,082	10,252
After 10 years	-	-	-	-
Total CMBS - Rake Bonds	60,667	46,864	62,096	62,347

CMBS - Pool Bonds
Due within 1 year	33,736	17,277	$16,925	$16,960
After 1 but within 5 years	18,609	10,023	34,026	33,830
After 5 but within 10 years	7,177	9,353	-	-
After 10 years	-	-	-	-
Total CMBS - Pool Bonds	59,522	36,653	50,951	50,790

CDO
Due within 1 year	-	-	-	-
After 1 but within 5 years	-	-	-	-
After 5 but within 10 years	460	460	5,354	5,354
After 10 years	-	-	-	-
Total	460	460	5,354	5,354

Total available for sale securities	$120,649	$83,977	$118,401	$118,491

Interest income on the available for sale securities for the years ended December 31, 2009, 2008 and 2007 was $4,320,000, $9,496,000 and $11,961,000, respectively.

Evaluating Investments for Other-than-Temporary Impairments

The Company conducts periodic reviews to identify and evaluate each investment that has an unrealized loss. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded in accumulated other comprehensive loss for available-for-sale securities.

The Company has assessed each position for credit impairment. Securities for which the amortized cost basis exceeds fair value are assessed to determine whether the Company has the present intent to sell the security in which case the entire difference between the amortized cost basis and fair value is recognized in earnings as an other than temporary impairment (“OTTI”).  If the Company determines that it will more likely than not be required to sell securities for which the amortized cost basis exceed fair value then the entire difference between fair value and amortized cost basis is recognized in earnings as an other than temporary impairment.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 9 - Available for Sale Securities (Continued)

For securities that the Company does not intend to sell, and does not believe it is more likely than not that it will be required to sell, management performs additional analysis to determine whether or not it will recover its amortized cost basis in the investment. Declines in fair value attributable to credit events are recognized as other than temporary impairment recognized in earnings while declines attributable to other factors are recognized in other comprehensive loss.

Factors considered in determining whether a loss is temporary or other than temporary include:
•	The length of time and the extent to which fair value has been below amortized cost basis;
•	Adverse conditions specifically related to the security, an industry, or a geographic area;
•	The historical and implied volatility of the fair value of the security;
•	The payment structure of the debt security;
•	Failure of the issuer of the security to make scheduled interest or principal payments;
•	Any changes to the rating of the security by the rating agency; and
•	Recoveries or additional declines in fair value subsequent to the balance sheet date.

The Company’s review for impairment generally entails:
•	Identification and evaluation of investments that have indications of possible impairment;
•
Analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and expected recovery period;

•
Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	Documentation of the results of these analyses, as required under business policies.

A critical component of the evaluation for other-than-temporary impairments is the identification of credit impaired securities where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. The extent of the Company’s analysis regarding credit quality and the stress on assumptions used in the analysis has been refined for securities where warranted by the current fair value or other characteristics of the security.

The following table presents the total other-then-temporary impairments recognized for the year ended December 31, 2009 (in thousands).

Impairment losses related to securities which the Company does not intend to sell or is not more likely than not that it will be required to sell :
Total OTTI losses recognized during the year ended December 31, 2009	$24,826
Less: portion of OTTI loss recognized in other comprehensive loss	(13,468)
Net impairment losses recognized in earnings for securities that the Company does not intend to sell or is more likely than not that will not be required to sell	11,358
Plus OTTI Losses recognized in earnings for securities that the Company intends to sell or is more-likely-than-not will be required to sell	4,944
Total impairment losses recognized in earnings	$16,302

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 9 - Available for Sale Securities (Continued)

The roll forward of the credit-related position recognized in earnings for all securities still held as of December 31, 2009 is as follows: (in thousands)

	Cumulative Other-Than-Temporary Impairment Credit Losses Recognized in Earnings for Available-for-Sale Debt Securities
	December 31, 2008 Balance	Beg Balance Adjustment to Other Comprehensive Loss	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities that have been previously impaired	Reductions due to sales or maturities of credit impaired securities	December 31, 2009 Balance

CMBS
Rake Bonds	$10,938	$(9,095)	$689	$949	$-	$3,481
Pool Bonds	45,896	(15,491)	-	9,705	(3,009)	37,101
Total CMBS	56,834	(24,586)	689	10,654	(3,009)	40,582

CDO	27,875	-	-	4,959	-	32,834

Total	$84,709	$(24,586)	$689	$15,613	$(3,009)	$73,416

The Company does not intend to sell nor does it believe it will be required to sell bonds with losses currently deferred in accumulated other comprehensive loss.

Note 10 - Variable Interest Entities

The Company has evaluated its investments to determine whether they constitute a variable interest in a variable interest entity (“VIE”).  The FASB’s accounting guidance on consolidation requires a VIE to be consolidated by its primary beneficiary.  The primary beneficiary is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns.

In connection with and subsequent to the formation of the Company, Concord was determined not to be a VIE entity but rather consolidated Concord pursuant to alternative FASB guidance related to partnerships since the Company is the functional equivalent of a general partner. On August 19, 2009, Concord received an infusion of additional capital totaling approximately $10,150,000 million in the form of a capital contribution of $1,700,000 million made by the Company and short-term demand notes totaling $8,360,000 million, which were subsequently repaid upon the sale of certain of Concord's assets.  These proceeds, which were used to pay down debt and settle five interest rates swaps, resulted in the reconsideration of Concord's VIE status.  In connection with this reconsideration event, the Company determined that Concord is a VIE since it is not sufficiently capitalized to finance its activities primarily due to the significant decline in the fair value of its assets.

The Company determined that it was the primary beneficiary of this VIE since it absorbs the majority of expected residual returns and therefore continued to consolidate Concord.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 10 - Variable Interest Entities (Continued)

Under the accounting guidance on consolidations there is a requirement to measure the assets, liabilities and non-controlling interests of the newly consolidated VIE at their fair values at the date that the reporting entity becomes the primary beneficiary.  However, because the primary beneficiary of the VIE, the Company, and the VIE, Concord, are under common control and, as discussed above, Concord was already consolidated in prior periods, albeit under different guidance, no fair value adjustment was necessary.

At December 31, 2009 and 2008, the Company identified certain real estate debt investments with aggregate carrying values of $21,465,000 and $35,469,000, respectively.  These investments were deemed VIEs primarily based on the fact that the equity investment at risk is not sufficient to permit the entity to finance its activities without additional financial support. The Company has determined that it is not the primary beneficiary of the VIEs as it does not have voting or other rights that allow the Company to exercise control over the borrower entity nor do they have participation features which the Company would be required to absorb expected losses or be entitled to receive expected residual returns of the borrower entities. For the year ended December 31, 2009 no events occurred that would cause the Company to reconsider the VIE status of these debt investments.

Note 11 – Repurchase Agreements

The following table outlines borrowings under the Company’s repurchase agreements as of December 31, 2009 and December 31, 2008:

	December 31, 2009		December 31, 2008
	Debt Carrying	Collateral Carrying	Debt Carrying	Collateral Carrying
(in thousands)	Vaue	Value (3)	Vaue	Value (3)

Royal Bank of Scotland, PLC, successor in interest to Greenwich Capital Financial Products, Inc., matures on February 1, 2012, interest is variable based on 1-month LIBOR rate plus 1% or 1.23% and 2.04% respectively.	$59,550	$71,530	$59,613	$71,417

Royal Bank of Scotland, PLC, successor in interest to Greenwich Capital Financial Products, Inc., matures on January 15, 2011, interest is variable based on 1-month LIBOR rate plus 1% or 1.23% and 1.51% respectively.	3,543	6,452	21,516	36,452

Column Financial Inc., variable interest based on 1-month LIBOR plus 1%, the rate was 1.47% at December 31, 2008. (1)	-	-	15,000	25,880

Column Financial Inc., expiration December 31, 2010, interest is variable based on 1- month LIBOR plus 0.85% to 1.35%, the weighted average was 1.27%, and 1.49%, respectively. (2)	71,971	74,276	144,475	263,587

Total repurchase agreements	$135,064	$152,258	$240,604	$397,336

(1)
In February 2009, the repurchase agreement was terminated and the asset which was subject to this repurchase agreement was added to the multiple loan asset repurchase agreement. The multiple loan asset repurchase agreement was modified to provide that the interest rate, maturity date and advance rate, with respect to the asset added to the multiple loan asset repurchase facility, would remain as it was under the specific repurchase agreement.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 11 – Repurchase Agreements (Continued)

(2)	On April 14, 2009, the multiple loan asset repurchase agreement was modified as discussed above.
(3)	Collateral carrying value equals face value less bond discounts, unrealized gains and losses and other-than-temporary impairment losses plus bond premiums and unrealized gains.

The fair value of the Company’s repurchase agreements was $79,358,000 and 224,143,000 at December 31, 2009 and 2008, respectively.

In certain circumstances, the Company financed the purchase of its real estate debt investments and available for sale securities from a counterparty through a repurchase agreement with the same counterparty.  The Company records these investments in the same manner as other investments financed with debt whereby the investment recorded is as an asset and the related borrowing as a liability on the Company's consolidated balance sheets.  Interest income earned on the investments and interest expense incurred on the repurchase obligations are reported separately on the consolidated statements of operations.

The Company’s repurchase agreements contain covenants that are both financial and non-financial in nature. Significant financial covenants require the Company to maintain certain loan to asset value ratios, a minimum net worth and minimum liquidity.  In addition, all of the repurchase facilities require that the Company pay down borrowings under these facilities as principal payments on the loan assets and loan securities pledged to these facilities are received.

Under the terms of the repurchase facility with Column, the Company was required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times.  At certain times during the years ended December 31, 2009 and 2008 Concord’s cash balance declined to an amount below the $10,000,000 minimum liquidity requirements.  In February 2009 this requirement was eliminated from the Column repurchase facility and the Company’s prior failure to comply was waived.

As part of the modification of the Column agreement in April 2009, Column required the Company to maintain a minimum tangible net worth and a maximum indebtedness to tangible net worth. The Company was in compliance of these covenants during 2008 but has failed them during 2009 and is in technical default. As a remedy of default the Company is required to direct all repayments on purchased assets directly to Column. Although under the default provisions, Column also has the right to immediately sell all purchased assets and liquidate all repurchase assets under the agreement, Column has issued a reservation of rights letter and has not exercised such rights.

Under the repurchase facilities with Royal Bank of Scotland PLC (“RBS”), the Company has a similar $10,000,000 minimum liquidity requirement. As discussed above, at certain times during the years ended December 31, 2009 and 2008 Concord’s cash balance declined to an amount below the $10,000,000 minimum liquidity requirements.

In addition, the RBS repurchase facility required the Company to maintain a minimum net worth and a maximum indebtedness to tangible net worth. The Company was in compliance with these covenants during 2008, however during 2009 the Company failed these covenant tests as well.

In July 2009 RBS agreed to restructure its agreement with the Company. The restructuring of the agreement required a reduction of the outstanding balance by $11,500,000, which was satisfied on July 31, 2009 as a result of the sale of a real estate debt investment. The new provisions also include i) extending the maturity to January 2011 ii) eliminating the covenant that precludes the Company from receiving from its auditors an opinion that is qualified or limited by reference to the Company as a going concern iii) reducing the net worth requirement to $100 million and iv) waiving the covenants for all prior periods and until March 31, 2010.  The Company has not met the net worth requirement at December 31, 2009 and has not received a waiver of this covenant.

Note 12 - Revolving Credit Facility

On March 7, 2008, the Company entered into a $100,000,000 Senior Secured Revolving Credit Facility.  The facility had an initial maturity date of March 7, 2010, with a provision for a one-year extension at the option of the Company, subject to certain conditions.  The facility is a recourse obligation of the Company.  Under the terms of the facility, an administration agent fee of $50,000 is payable annually in advance.  Unused facility fees ranging from 15 basis points (“bps”) if greater than 50% of the facility capacity has been used to 30 basis points if less than 50% of the facility capacity has been used are payable quarterly in arrears.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 12 - Revolving Credit Facility (Continued)

As of December 31, 2008, under the terms of the line of credit facility with KeyBank, the Company was required to maintain minimum liquidity, comprised of cash and cash equivalents, of at least $10,000,000 at all times.  At certain time during the year ended December 31, 2008 and at certain times subsequent to the year ended December 31, 2008, the Company's cash balances declined to an amount below the $10,000,000 liquidity requirements.  On February 24, 2009, the Company received a waiver from KeyBank of the covenant violation.  In addition, the covenant was waived until June 30, 2009.

In exchange for the waiver, Concord agreed to the following modifications:

All regular cash flow of Concord from interest payments on the KeyBank collateral shall be applied in the following manner:

a)	First, to payments due to KeyBank;
b)	Second, together with other available cash flow of Concord, for distribution by Concord for payment of the preferred distribution to holders of preferred membership interests;
c)	Third, together with other available cash flow of Concord, up to $6,000,000 annually for distribution by Concord for payment of common distribution to Lex-Win;
d)	Fourth, available cash flow in an amount such that not less than $10,000,000 shall have been deposited and maintained in account at KeyBank as a cash reserve; and
e)	Any remaining cash flow shall be paid to KeyBank to reduce outstanding loan balance.

On September 23, 2009, the Company amended and restated its agreement with KeyBank.  Under the terms of this amendment the credit line was reduced from the original $100,000,000 to the actual outstanding balance of $73,666,000 as of the date of the agreement. Key Bank received as additional collateral all remaining unpledged assets including cash and any previously unencumbered loans and bonds the Company had repurchased. Under the conditions of the agreement, no distributions are allowed to be made to the Company’s members until KeyBank is fully repaid. The bank has allowed for a maximum of $650,000 per month in operating expenses, however a mandatory monthly principal payment of $300,000 plus an additional annual principal repayment of $10,000,000 is required or the Company will be in default of the loan. The agreement expires on December 31, 2010 with rights for three – one year extensions through December 31, 2013 at the Company’s option subject to the satisfaction of certain conditions.

Borrowings under the facility bear interest rates based upon prevailing LIBOR plus an applicable spread or an Alternative Base Rate (“ABR”), as defined.  At December 31, 2009, the Company’s borrowings bear interest at LIBOR plus 300 bps.

The Company had an outstanding balance on the revolving credit facility of approximately $58,850,000 at December 31, 2009, which was collateralized by a first priority lien on certain of the Company’s equity interests as well as first priority perfected liens in certain of the Company’s loan assets and bonds with a carrying value of $113,959,000.  The weighted-average interest rate on amounts outstanding was approximately 3.24% during the year ended December 31, 2009.

The terms of the restructured agreement with KeyBank require the Company to maintain a number of customary financial and other covenants on an ongoing basis including: i) maximum leverage ratio not to exceed 75%, ii) minimum fixed charge ratio not less than 1:50 to 1:00, iii)tangible net worth  cannot be less than twice the aggregate principal balance of all loans (minimum net worth), iv) cannot payout any restricted payments in excess of 100% of net income (maximum payout ratio), v) prohibition on additional indebtedness.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 12 - Revolving Credit Facility (Continued)

The Company has failed certain of its covenants during the year ended December 31, 2009, and therefore was in default of its agreement with KeyBank. Under the default provisions, KeyBank has the right to accelerate repayments and all amounts of principal and accrued interest immediately become due and payable. KeyBank has not exercised such rights.

The fair value of the revolving credit facility was $48,657,000 and $76,821,000 at December 31, 2009 and 2008, respectively.

Note 13 – Collateralized Debt Obligations

CDO-1 holds assets, consisting primarily of whole loans, mezzanine loans and available for sale securities totaling approximately $444,849,000, which serve as collateral for the CDO.  The CDO-1 issued investment grade rated notes with a principal amount of approximately $347,525,000 and a wholly-owned subsidiary of the Company purchased the G and H tranches and preferred equity interests of CDO-1.  The seven investment grade tranches were issued with floating rate coupons with a combined weighted average rate of 0.71% and 0.95% at December 31, 2009 and 2008, respectively, and has a maturity of December 2016.  The Company has the ability to contribute additional assets to the CDO-1 through December 31, 2011 in order to replenish the assets of the CDO-1 to the extent that an asset of the CDO-1 is repaid prior to such date.  Thereafter, the outstanding debt balance will be reduced as loans are repaid.  The Company incurred approximately $7,774,000 of issuance costs which are being amortized over the average estimated life of the CDO-1, estimated to be approximately 10 years or when debt is satisfied on a pro rata basis.  For accounting purposes, the CDO-1 is consolidated in the Company’s financial statements.  The seven investment grade tranches are treated as a secured financing and are non-recourse to the Company.  Interest proceeds received from investments collateralizing the CDO are distributed to holders of the CDO notes on a monthly basis.

For the year ended December 31, 2008, the Company purchased $11,200,000 of Tranche D, $5,000,000 of Tranche E, $10,925,000 of Tranche C and $2,000,000 of Tranche F of its CDO-1 notes for $13,110,000.  The Company determined that the repurchase of the CDO-1 tranches qualified as an extinguishment of debt pursuant to the guidance for transfers and servicing of financial instruments and recognized a gain on extinguishment of $15,603,000.  For the year ended December 31, 2008, unamortized deferred issuance costs of $411,000 were charged against the gains.

The fair value of the collateralized debt obligations was $201,719,000 and $270,046,000 at December 31, 2009 and 2008, respectively.

CDO-1 contains covenants that are both financial and non-financial in nature.  Significant covenants include cash coverage and collateral quality tests.  CDO-1 was in compliance with its financial covenants at December 31, 2009 and 2008.

Note 14 - Collateral Support Obligation

The borrower of a $44,000,000 first mezzanine note owned by the Company (the “Note”) failed to satisfy its obligation when the Note matured in February 2008. On March 28, 2008 the Company sold the Note at par together with accrued interest and late charges to an unaffiliated third party. The Company concluded that this transaction qualified as a sale pursuant to the accounting guidance for transfers of financial assets. Concurrently with the sale of the Note, the Concord entered into a credit support arrangement with Deutsche Bank (the “Bank”) for which Concord, subject to certain terms and conditions, was required to return a portion of the purchase price of the Note equal to 2.75% of any shortfall received by the buyer of the Note on the sale of the underlying real property in satisfaction of the loan. As consideration for the collateral support arrangement, Concord has received cumulative fees of $1,589,000 through July 2009. Upon entering into the collateral support arrangement, Cocnord determined that it meets the criteria of a guarantee pursuant to the accounting guidance for guarantees and estimated the fair value of the guarantee at inception to be approximately $50,000.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 14 - Collateral Support Obligation (Continued)

During July 2009 the Concord received notice that pursuant to the credit support arrangement, a collateral deficiency was realized on the aggregate net proceeds from the sale of the underlying collateral of the Note for which Concord was allocated 2.75% of the total deficiency. Accordingly, a collateral support obligation has been recorded for the aggregate liability amount of $9,757,000 at December 31, 2009.

On December 10, 2009, a final arbitration ruling was issued and a settlement amount for Concord’s share of the shortfall of $9,598,000 plus per diem interest and expenses of $159,000 was awarded to the Bank.

Note 15 - Sub-participation obligation

On October 14, 2009, the Company received a principal repayment of $6,000,000 in partial satisfaction of a loan collateralized by a hotel located in New York, NY. In exchange, the Company granted to the borrower waivers of certain loan conditions and agreed to exercise its rights under the loan in accordance with instructions furnished by the borrower.  Concurrently with the execution of the agreement, the borrower also purchased sub-participation interests in certain bonds owned by the Company for approximately $4,500,000. The sub-participation obligation requires the Company to remit to the borrower principal and interest payments received from the bonds.  The collateral for the bonds that are subject to the sub-participation obligation are controlled by the borrower.

In addition, the Company has written certain call options giving the borrower the right to purchase the bonds that are subject to the sub-participation obligation.  The call options are exercisable at the discretion of the borrower at anytime through the maturity date of the bonds for a specified strike price. The Company has also written a call option for one of the bonds to an unaffiliated third party that is only exercisable upon either the expiration of the borrower's call option or and the event of default by the borrower as specified in the option agreement. The Company has determined that the call options are not derivative instruments, but should be marked to fair value with changes in fair value recognized in earnings.  The fair value of the call options written to both the borrower and the unaffiliated third party were not considered material and therefore have not been recorded at December 31, 2009.

Note 16 - Derivative Financial Instruments

The Company is exposed to certain risks arising from both its business operations and economic conditions.  The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments.  Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and expected cash amounts, the value of which are determined by interest rates.  The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy.  Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 16 - Derivative Financial Instruments (Continued)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income (Loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the year ended December 31, 2009, 2008 and 2007, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt.  The Company also assesses and documents, both at the hedging instruments inception and on an ongoing basis, whether the derivative instruments are highly effective in achieving offsetting changes in the cash flows attributable to the hedged items.  The Company has recorded changes in fair value related to the effective portion of its interest swap contracts designated and qualifying as cash flow hedges totaling a decrease of $16,539,000 for the year ended December 31, 2009 and increases of $20,257,000 and $9,164,000 for the years ended December 31, 2008 and 2007, respectively. This change was a component of other liabilities and accumulated other comprehensive loss within the Company’s consolidated balance sheets.

Designated Hedges

On August 19, 2009, the Company terminated five interest rate swap agreements consisting of four designated cash flow hedging instruments with a notional value of $54,375,000 and one hedging derivative not designated as a cash flow hedge with a notional value of $11,000,000.  The cost to terminate the five hedges was $ 8,221,000. A loss of $74,000 which includes a termination fee was recognized for the period ended December 31, 2009.

The Company has recorded changes in fair value related to the deferred loss on the cancellation of interest rate swaps totaling an increase of $5,870,000 for the year ended December 31, 2009, a decrease of $63,000 for the year ended December 31, 2008 and an increase of $395,000 for the year ended December 31, 2007. This change was a component of other liabilities and accumulated other comprehensive loss within the Company’s Consolidated Balance Sheets.

There was no ineffective portion of the change in fair value of the designated hedges recognized directly in earnings during the year ended December 31, 2009, 2008 and 2007, respectively. If the Company completes the restructuring contemplated in Note 2, a significant portion of the deferred loss would be reclassified as loss and be recognized in earnings.

As of December 31, 2009, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk which mature in August 2016:

Interest Rate Derivative	Number of Instruments	Notional

Interest Rate Swaps	2	$137,887,000

Non-designated Hedges

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of derivatives. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and were equal to $683,686 of income for the year ended December 31, 2009 and $1,478,000 and $455,000 of expense for the years ended December 31, 2008 and 2007, respectively.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 16 - Derivative Financial Instruments  (Continued)

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Balance Sheet as of December 31, 2009 and December 31, 2008 (in thousands):

Liability Derivatives	December 31, 2009		December 31, 2008
(in thousands)	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments under SFAS 133

Interest Rate Swap	Other Liabilities	$8,714	Other Liabilities	$14,549
Interest Rate Swap	Other Liabilities	3,560	Other Liabilities	5,117
Interest Rate Swap	Other Liabilities	-	Other Liabilities	607
Interest Rate Swap	Other Liabilities	-	Other Liabilities	2,954
Interest Rate Swap	Other Liabilities	-	Other Liabilities	2,106
Interest Rate Swap	Other Liabilities	-	Other Liabilities	3,480
Total derivatives designated as hedging instruments under SFAS 133		$12,274		$28,813

Derivatives not designated as hedging instruments under SFAS 133

Interest Rate Swap	Other Liabilities	-	Other Liabilities	2,419
Total derivatives not designated as hedging instruments under SFAS 133		$-		$2,419

Note 17 – Accumulated Other Comprehensive Income

Accumulated other comprehensive loss reflected in members' capital is comprised of the following:

(in thousands)	December 31, 2009	December 31, 2008

Unrealized losses on cash flow hedges	$(12,274)	$(28,813)
Deferred loss on cancellation of interest rate swaps	(6,203)	(332)
Unrealized gains/(losses) on available-for-sale securities	(13,377)	91
Adjustment for cumulative effect of adopting new accounting pronoucement	(23,294)	-
	$(55,148)	$(29,054)

Note 18 – Discontinued Operations

The Company was granted a decree of foreclosure from the United States District Court of Ohio on April 15, 2009 on a mortgage loan asset with a face value of $20,900,000 and carrying value of $12,000,000 at the date of foreclosure. As a result of the decree, the Court granted the Company a permanent order of possession over six properties, which represented the collateral on the loan, and a foreclosure sale occurred on October 7, 2009 at which time the Company was the successful bidder and received title to six multi-family Ohio residential properties with an estimated fair value of $11,202,000.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 18 – Discontinued Operations (Continued)

Management determined that the properties obtained through the foreclosure sale would be held for sale.  During the period ended December 31, 2009, four of the six properties were sold for an aggregate net selling price of $7,676,000 which includes $955,000 of short-term seller financing provided on one of the properties. Two properties remain unsold at December 31, 2009, one of which is under contract for approximately $1,100,000 and the other is being marketed for sale.

The combined results related to discontinued operations for the year ended December 31, 2009 are as follows (in thousands):

Total revenues	$332
Total expenses	1,291
Loss from discontinued operations	$(959)

Note 19 – Dividends

In order for the Company’s consolidated subsidiary, Concord Debt Funding Trust, to maintain its election to qualify as a REIT, it must distribute, at a minimum, an amount equal to 90% of its taxable income and must distribute 100% of its taxable income to its shareholders. For the years ended December 31, 2009, 2008 and 2007 dividends were comprised of 100% ordinary dividends. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses, the Company may generate operating cash flow in amounts below or in excess of its dividends.

At December 31, 2009, the Company’s members’ capital was $289,798,000 for federal tax reporting purposes as compared to $58,780,000 for financial reporting purposes.

Note 20 – Related Party Transactions

WRP Sub-Management LLC

Since January 1, 2007, WRP Management has retained WRP Sub-Management to perform accounting collateral management and loan brokerage services.

On August 2, 2008, the Company, WRP Management and WRP Sub-Management entered into an Administration and Advisory Agreement whereby WRP Sub-Management became the Administrative Manager to provide day-to-day management, collateral management and administrative services for the Company.  For providing these management services, WRP Sub-Management is entitled to receive a base management fee equal to five basis points multiplied by the total assets of the Company.  The Administrative Manager is also entitled to receive loan acquisition fees based on pre-determined budgeted amount and reimbursement for actual out-of-pocket expenses.  Related party fees and expenses paid for the year ended December 31 are as follows (in thousands):

	2009	2008	2007

Base management fee	$533	$-	$-
Employee wages and benefits	647	1,960	2,014
Total related party fees and expenses paid	$1,180	$1,960	$2,014

Related party fees and expenses recorded on an accrual basis were $1,108,000, $1,637,000 and $2,571,000 for the year ended December 31, 2009, 2008, and 2007, respectively.

LEX-WIN CONCORD LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the Year then Ended Not Covered by Auditor’s Report)

Note 20 – Related Party Transactions (Continued)

At December 31, 2009 and 2008, the Company owed WRP Sub-Management $163,000 and $234,000, respectively.

Note Payable to Related Parties

On December 31, 2008, Winthrop and Lexington each advanced proceeds of $5,000,000 to the Company pursuant to short-term demand notes bearing interest at 1.36%.  These notes were subsequently repaid to each of Winthrop and Lexington in January 2009 along with accrued interest.

On August 19, 2009, Winthrop and Lexington each advanced proceeds of $ 4,160,000 to the Company pursuant to short-term demand notes bearing interest of 5.44%.  These notes were subsequently repaid to each of Winthrop and Lexington in September 2009 along with accrued interest.

Sale of Assets to Winthrop

During 2009, the Company sold four real estate debt investments and four bonds with an aggregate carrying value of $84,302,000 to Winthrop for net proceeds of $53,339,000.

Note 21 – Commitments and Contingencies

Legal matters

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company. Also see Note 2 on pending Inland litigation.

Future Funding Amount

With respect to two of the loans that are held by the Company, there are future funding obligations relating to tenant improvements, leasing commissions and debt service payments totaling approximately $11,559,000 (the “Future Funding Amount”).  On one of the loans, the Future Funding Amount of $8,096,000 was to have been forwarded on June 19, 2009.  However, the Company is disputing its obligation to fund the Future Funding Amount due to alleged breaches of the loan documents by the borrower and the guarantor.  In this regard, the Company has brought an action in California State Court seeking, among other things, declaratory relief that the Company is required to fund the Future Funding Amount. If the court awards the declaratory relief sought, the Company will have no obligation to fund this amount.

Note 22 – Subsequent Events

On February 5, 2010, the Company purchased from Winthrop a $3,000,000 real estate debt investment at par, bearing interest at 8%.

The Company has evaluated all subsequent events through February 19, 2010 and all relevant events or transactions that occurred after the balance sheet date have been disclosed and incorporated in the Notes to the Consolidated Financial Statements.